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                                                                    Exhibit 99.1

[Logo Loral Space & Communications]
                   600 Third Avenue
                 New York, NY 10016

              FOR IMMEDIATE RELEASE


                                                                            NEWS
                                                        Contact: Jeanette Clonan
                                                                  (212) 338-5658

                                                                   John McCarthy
                                                                  (212) 338-5345

                          LORAL EMERGES FROM CHAPTER 11

           Two Core Business Units And Management Team Remain In Place

       Company Has Strengthened Balance Sheet, Little Debt, Strong Backlog

  Upon Distribution, New Common Stock To Be Traded On NASDAQ Under Ticker LORL

NEW YORK - November 22, 2005 - Loral Space & Communications Inc. today announced that it has officially concluded its reorganization and has successfully emerged from chapter 11.

Bernard L. Schwartz, Loral's chairman and chief executive officer, said: "Loral has reached an important milestone with its emergence from chapter 11. It is a great triumph for the men and women of our workforce, who stayed focused on their jobs, upheld our high manufacturing and service standards and kept Loral in the forefront of the industry.

"Over the last two-and-a-half years, we have created a stronger, leaner and more efficient Loral. We have won new awards and customers, and we continue to seek and capture opportunities in many new and traditional markets. We are confident that the momentum we have built will benefit all our constituents."

Throughout the chapter 11 process, Space Systems/Loral (SS/L) remained the premier manufacturer of commercial satellites, increasing its market share and winning more than a third of the dollar value of all contracts awarded over the last 18 months, more than any other commercial satellite manufacturer. Loral Skynet's fleet is well-positioned to serve areas with high growth potential such as Asia, Europe, Latin America, the Middle East and the trans-Atlantic market. Skynet has also expanded its services beyond traditional FSS leases with the introduction of new IP-based data services. Loral's new XTAR joint venture has been awarded contracts for service to the U.S. State Department and the Spanish Ministry of Defense.

Loral exits chapter 11 with approximately $180 million in cash. During the chapter 11 reorganization, Loral did not require any debtor-in-possession (DIP) financing, and, as of its emergence from chapter 11, has only $126 million of debt in the form of the notes issued by Loral Skynet. Loral Skynet has also issued $200 million of preferred stock to certain creditors of Loral Orion.



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Members of Loral's new board of directors, in addition to chairman and CEO
Bernard L. Schwartz and non-executive vice chairman Michael B. Targoff, are Sai
S. Devabhaktuni, Hal Goldstein, John D. Harkey Jr., Robert B. Hodes, Dean Olmstead, Mark H. Rachesky and Arthur L. Simon.

In accordance with the Plan of Reorganization, the company is issuing 20 million shares of new common stock in Loral Space & Communications Inc. to certain of its creditors. Loral's prior common and preferred stock was cancelled as of November 21, 2005 with no distribution made to holders of such stock.

When shares of the new Loral Space & Communications Inc. common stock are distributed, they will begin trading on the NASDAQ market under the ticker "LORL." Loral Space & Communications Inc. common stock is currently trading as a "when-issued" stock on the over-the-counter (OTC) market under the ticker "LRALV."

Business Segments

Satellite Manufacturing - Space Systems/Loral

Space Systems/Loral's backlog at the end of the third quarter was $902 million, compared with $399 million a year earlier. Since the beginning of Loral's reorganization in July 2003, Space Systems/Loral has received orders for nine satellites from seven separate customers, more than any other manufacturer during the same time period. Orders came from a wide variety of service providers: FSS operators, mobile telephony providers, digital audio radio service (DARS) and direct-to-home service providers, including leading operators such as DIRECTV, EchoStar, Intelsat, PanAmSat and XM Satellite Radio. SS/L has delivered and launched nine satellites over the last 24 months.

Satellite Services - Loral Skynet

Loral Skynet had a backlog of $502 million at the end of the third quarter versus $529 million a year earlier. During the last two years, Loral Skynet shifted its focus from primarily a fixed satellite services operator to a full-service communications solutions provider with hybrid space/terrestrial capabilities. Skynet's fleet of satellites strategically positioned around the globe in combination with its terrestrial communications resources can provide customers with one-stop connectivity. In addition, Skynet shares resources with Loral`s XTAR joint venture, allowing each to cross-market capacity to governments around the world.

Copies of Loral's Plan of Reorganization, as confirmed, and Disclosure Statement are available on the Loral website at www.loral.com. The documents also are available via the court's website, at www.nysb.uscourts.gov. Please note that a PACER password is required to access documents on the Bankruptcy Court's website. Loral's bankruptcy case number is 03-41710 (RDD).

Loral Space & Communications is a satellite communications company. It owns and operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute broadband data, and provide access to Internet services and other value-added communications services. Loral also is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband


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communications, wireless telephony, weather monitoring and air traffic management. For more information, visit Loral's web site at www.loral.com.

                                      # # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are also described in the section of the annual report on Form 10-K for the fiscal year ended December 31, 2004 of Loral Space & Communications Ltd. (the predecessor registrant to the company) ("Ltd."), entitled "Commitments and Contingencies," and Ltd's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.



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